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                                                                   Exhibit 10.34

                             [COMPUTRON LETTERHEAD]

September 8, 1997

Dear Greg:

This letter is to confirm our offer of employment to you under the following terms and conditions to join Computron Software, Inc. as the Senior Vice President of Operations, reporting directly to me, with responsibility for the entire fulfillment cycle for products and services, including professional services, development and operations. This position works out of the Rutherford, New Jersey office. You will start employment as soon as possible after October 2, 1997.

SALARY: Starting salary will be $7,291.67 semi-monthly, paid on the 15th and last business day of each month, which equates to 24 pay periods.

BONUS: You will be eligible for a potential bonus of $100,000 per annum. For the balance of 1997, your bonus potential will be prorated based on your start date. 50% of your bonus is guaranteed. The remaining 50% will be earned by achieving objectives to be agreed upon. For 1998, your bonus plan will be similar to that of the CEO and CFO, but against agreed upon objectives tailored to your responsibilities.

CAR ALLOWANCE: You will also be entitled to an automobile allowance of $400.00 (four hundred dollars) per month and reimbursement of the insurance costs for your vehicle.

STOCK OPTIONS: We will recommend to the Board of Directors of Computron Software, Inc. that you be awarded a stock option grant of 150,000 shares at the price of the stock on the day granted; 75,000 of which shares will vest over a four (4) year period. The remaining 75,000 shares will vest in 25,000-share increments based on the company achieving its goals. In the event of sale of all or a substantial part of the company, your options will vest immediately.

REVIEWS: A performance review will be conducted on or about your one year anniversary, then annually thereafter.

BENEFITS: Computron provides its employees with Medical, Dental and Life Insurance coverage effective date of hire. Optional dependent coverage is available at a cost split by Computron and the employee. Please see attached Outline of Benefit Summary for details, which includes benefits offered at this time, including holidays, vacation and other time off. In addition, the Company offers a 401(k) savings plan which includes a 25% employer match (subject to certain restrictions), also explained in the Summary.

EMPLOYMENT: Computron Software, Inc. is an equal opportunity employer. During your first twelve (12) months of employment, the Company agrees that it can terminate your employment only for cause. Thereafter, your employment will be "at will", as defined under the laws of New Jersey, and thus such employment can be terminable, with or without cause at the option of either party.

SEVERANCE PACKAGE: If; at any time, during the first twelve (12) months of your employment, the Company decides to terminate your position for any reason other than for cause, or in the event of a "Change in Control", as defined below, at any time during your employment, then the Company will provide severance equal to twelve (12) months of your then current base salary payable in 24 semi-monthly installments.

         As used here-in, a "Change in Control" of the Company shall be deemed to have occurred:

         (1) Upon the consummation, in one transaction or a series of related transactions, of the sale or other transfer of voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) representing effective control of the Company to a person or group of related persons who, on the date of this agreement, does not have effective voting control of the Company, whether such sale or transfer results from a tender offer or otherwise; or

         (2) Upon the consummation of a merger or consolidation in which the Company is a constituent
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         corporation and in which the Company's shareholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation; or

         (3) Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of its assets to any person or group of related persons.

In the event of change of control of the Company, you have the option to continue employment in accordance with this agreement, or to request the above severance payment of one year base compensation.

CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of Computron and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies while an active or inactive employee. A partial list of items covered by Confidentiality include:

* Employee Lists                     * Technical Product Knowledge
* Customer Lists                     * Confidential Financial Data
* Prospect Lists                     * Product Price Lists
* Product Materials                  * Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period ending two years after termination of your employment at Computron, except for customer lists and technical data, which remains confidential in perpetuity unless Computron makes it available to the public.

Please countersign this offer and Non-Disclosure Agreement and return to me to officially indicate your acceptance. This offer is contingent upon your review and acceptance of our Offer Letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act.

Sincerely,

JOHN RADE

John Rade
Chief Executive Officer

         I ACCEPT:

         GREG GROOM                              10/2/97
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         Name                                    Date